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                                                                   EXHIBIT 10.46

                               AGENCY AGREEMENT

THIS AGENCY AGREEMENT (the "Agreement") is entered into as of the 25th day of July, 1997, to be effective as of the Effective Date, hereinafter defined, between Concentric Network Corporation, a Florida corporation with offices at 10590 N. Tantau Avenue, Cupertino, CA 95014 ("CNC") and Williams Communications Group, a Delaware corporation with offices at One Williams Center 17th Floor, Tulsa, Oklahoma 74172 ("WCG").

In consideration of the mutual promises contained herein, CNC and WCG (collectively the "PARTIES") agree as follows:

1.  Definitions.  For the purpose of this Agreement, the following terms and all
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terms defined elsewhere in this Agreement shall have the meanings so defined. A term defined in the singular shall include the plural and vice versa when the context so indicates.

"Customer" shall mean a school, government entity, individual, organization, business, or institution that has contracted through WCG with CNC to purchase Services, as delivered from CNC or as part of a value-added package offered by WCG.

"Dispute Resolution Procedures" shall mean the dispute resolution procedures set forth in Section 22 of this Agreement.

"Effective Date" shall be the Closing Date described in that certain Common Stock and Warrant Purchase Agreement between the Parties entered into concurrently with the execution of this Agreement.

"Services" shall mean CNC's products and services provided to WCG for which
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orders from CNC's Customers may be procured by WCG as a sales agent for CNC under this Agreement, which Services shall be described in Exhibit A, as amended
                                                           ---------
from time to time. Services shall include all current or future CNC products and services, including without limitation all network and server/host based products and services and all international products and services, that CNC commercializes and makes generally available, except those which CNC is contractually or legally prohibited from making available to WCG or those which are reasonably determined by CNC to be technically infeasible for CNC.. "Services" shall include but not be limited to CNC RemoteLink,ConcentricHost Shared Web Services and ConcentricHost Dedicated Co-location. Subject to the foregoing, updates to the current Exhibit A (includinginformation similar to
                                  ---------
that which is provided in the current Exhibit A, such as Service descriptions, costs to Customers and WCG's commissions) shall be made to this document as they become available . CNC will use commercially reasonable efforts to provide WCG the ability to be a sales agent via CNC for Telecom Italia International network services that are being deployed as part of the CNC/Telecom Italia relationship.

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"Subsidiary" shall mean any entity which WCG owns, directly or indirectly, fifty percent (50%) or more of the equity securities or other equity interest granting WCG voting rights exercisable in electing the management of such entity, but only for so long as such ownership exists.

2.   Non-Exclusive CNC Sales Agent.
     -----------------------------

a) Subject to the terms contained herein, CNC hereby appoints WCG as CNC's non-exclusive sales agent for the sale of Services in accordance with the terms
   set forth in Exhibit B, and WCG hereby accepts such appointment.   By acting
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   as a sales agent, WCG shall not accept an order from a Customer for Services unless and until CNC has provided WCG with a written quote for such Services. Except as may be expressly set forth in CNC's quote for Services, WCG shall not have the authority to make any commitments whatsoever on behalf of CNC.

b) CNC warrants and represents that it is the owner of, or has sufficient rights to, the products that comprise the Services, including the software portions thereof, that it has the right to provide the Services to Customers, that it has the right to grant the agency rights stated in the preceding paragraph and that such grant does not conflict with any prior agency agreement or other agreement entered into by CNC, and CNC agrees that it shall not enter into any agency agreement or other agreement in the future which conflicts with this Agreement.

c) CNC and WCG shall meet no less frequently than once per quarter to discuss all Services that have been developed or are in the process of being developed by CNC. WCG will advise CNC of the current or developing Services for which WCG desires to serve as CNC's sales agent under the terms of this Agreement. For the designated Services that are immediately available, the Parties will attach to this Agreement information in the forms of Exhibit A
                                                                     ---------
   and Exhibit B with respect to those Services (including the applicable
       ---------
   financial accounting practices for each product) so that WCG can begin soliciting orders for those Services as CNC's agent. For the designated Services that are in the process of being developed, CNC will develop and attach to this Agreement information in the forms of Exhibit A and Exhibit B
                                                        ---------     ---------
   with respect to those Services as soon as the development of the subject Services allows, so that WCG can begin soliciting orders for those Services as CNC's agent immediately upon their availability to the public and without regard to the timing of the availability of those Services to other agents, provided, however, that CNC makes no representation or warranty that any Services in development will be completed, commercialized and made generally available. The availability of designated Services that are in the process of being developed are also subject to the absence of special requirements or modifications necessary for WCG. Without limitation as to other instances wherein the Dispute Resolution Procedures apply, if the Parties disagree as to which of CNC's products or services constitute "Services" under this Agreement and must therefore be offered on an agency basis to WCG hereunder, or if CNC otherwise refuses to offer to WCG the current or developing Services designated by WCG under this paragraph, or the Parties otherwise disagree as to either Party's compliance

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   with the requirements of this paragraph, then the Parties agree to resolve such disputes in accordance with the Dispute Resolution Procedures.

3.        Scope of Agency; Employees. This Agreement appoints WCG as a non-
          --------------------------
exclusive agent for the purposes expressly stated herein and does not appoint WCG as CNC's general or special agent and does not create a joint venture or apply to confer any status, power or authority upon WCG other than as expressly set forth herein. All persons employed by WCG to perform WCG's duties under this Agreement are, and will remain, the employees and agents of WCG and are not employees or agents of CNC. WCG shall have sole responsibility for its employees' supervision, direction and control. Nothing contained in this Agreement shall be construed to give either Party the power to direct and control the day-to-day activities of the other.

4.        Commission.
          ----------

a) Most Favored Nation Status.  Commission rates, terms, and conditions of this
   --------------------------
   Agreement shall be provided to WCG on a "Most Favored Nation" basis. As used in this Agreement, "Most Favored Nation" status means that, taken as a whole and not individually, the commission rates, terms, and conditions offered to WCG under this Agreement are no less favorable than the commission rates, terms, and conditions, taken as a whole and not individually, provided to any other CNC agent. CNC will provide a nationally recognized independent third party auditor retained by WCG access upon fifteen (15) days prior notice, at WCG's expense, to other active agency agreements with CNC as a means by which WCG can ensure to its satisfaction that it is receiving "Most Favored Nation" status. If such auditor determines that another agent has more favorable commission rates, terms and conditions, then CNC will give WCG the opportunity to substitute all of the commission rates, terms and conditions that apply to such other agent for the commission rates, terms and conditions of this Agreement. . Remuneration will be in the form of credit going forward and will not be adjusted on past financial statements. Remuneration will applied if the material amount is greater than 10%.Said auditor shall be limited to one (1) audit per year for no longer than five (5) days and shall conduct the audit during normal business hours in a manner which will not unduly disrupt CNC's operations. The results of the audit shall be deemed Confidential Information.

b) Calculation of Commission.  Subject to the terms of Section 4(a), as the
   -------------------------
   sole, exclusive and entire compensation for performing WCG's obligations under and during the term of this Agreement, CNC shall pay WCG a commission based on the billing of the Services sold by WCG in the percent specified and calculated according to Exhibit A attached hereto. Commission payments made
                           ---------
   under this Agreement shall accrue on the first day of billing on an order received for the Services following the Effective Date. Commissions shall not be paid on non-CNC originated Services including without limitation local loops between Customer and CNC, 800 services, customer premises equipment, third party software, etc.

c) Payment of Commission.  The entire commission amount on an individual order
   ---------------------
   shall be payable to WCG thirty (30) days from the date CNC receives the initial payment from the

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

   Customer for the Services purchased by the Customer. The commission amount will be based on the contract value of the agreement with the Customer as determined by CNC financial accounting practices as defined in Exhibits A and
   B. In the event that CNC extends its Customer agreement upon expiration, WCG shall continue to receive commission payments on such agreement as set forth herein. In the event the actual billings of a Customer are greater than the initial contract value due to variable usage charges and/or purchase of additional Services, WCG shall receive additional commissions on the additional billings at the rates set forth in Exhibit A. In the event that a
                                                 ---------
   Customer cancels its agreement prior to its term commitment, its billings are uncollectible, or adjustments are made to the billings then commission chargebacks to WCG will be made accordingly. Additional commission payments netted off by chargebacks will be performed two times per year. Payment of commissions shall be in United States dollars and shall be subject to all applicable governmental regulations and rulings, including withholding of any taxes required by law

d) Adjustments.  The commission rates, terms, and conditions of this Agreement
   -----------
   will be reviewed annually and adjusted, if necessary, to reflect WCG's "Most Favored Nation" status, current market conditions, and the economics of CNC's business. Without limitation as to other instances wherein the Dispute Resolution Procedures apply, if the Parties cannot agree on the items to be adjusted in accordance with the preceding sentence, then the Parties agree to resolve the dispute in accordance with the Dispute Resolution Procedures.

e) Taxes.  CNC shall be solely responsible to pay all applicable state or
   -----
   federal taxes, including state sales tax and use taxes, with respect to the Services. WCG shall be responsible for payment of taxes on income received by WCG hereunder.

5.        Quotas.  Subsequent to a reasonable amount of time following initial
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training, WCG shall assign quota's to the WCG sales force designated by WCG to solicit orders for the Services covered herein. WCG shall be solely responsible for establishing quota levels and otherwise administering the quota program. The requirement of establishing quotas shall not be deemed to create or imply any minimum order requirements by WCG hereunder, and the failure to meet any quotas shall not constitute a breach of this Agreement or otherwise affect any Party's rights or obligations hereunder.

6.        Prices and Terms of Sale.  CNC shall provide WCG with copies of its
          ------------------------
current price lists, its availability schedules, and its standard terms and conditions of sale, as established from time to time. The standard terms and conditions that apply to each Service shall be added to Exhibit B from time to
                                                        ---------
time as they become available.   WCG shall quote to the Customers CNC's current
prices and shall sell the Services as delivered from CNC. If deviations are required, WCG and CNC must mutually agree to accept such provisions. CNC will be paid for the Services based upon current or contracted price lists, from the Customer. CNC may alter the prices, availability schedules, and terms and conditions for all new quotations upon thirty (30) days prior written notice to WCG, such new pricing to take effect thirty (30) days after the date of such written

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

notice.  The corresponding sections of Exhibit A and Exhibit B shall be revised
                                       ---------     ---------
accordingly. If a written quotation has been issued by CNC pursuant to Section 2.a.to a Customer, CNC shall honor that quote for the length of time as specified by the quotation itself, provided such quotation has not expired.

7.        Training and Sales Support.  CNC will provide, at its expense, a
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designated point-of-contact for sales and/or technical support questions shared by other channel organizations. Additional sales and/or technical support will be provided to WCG at WCG's expense and subject to mutual agreement. However, CNC will credit WCG 2% of the monthly revenue (net of commissions payable to WCG) in excess of $500,000 towards the cost of these resources. CNC will provide initial training (e.g., one day of training per product unless additional training is mutually agreed upon) on CNC Services as they are made available to WCG. WCG will reimburse CNC for its out-of-pocket expenses to perform such training. Such training will be designed to be a "train-the-trainer" program, which will be held at a location to be mutually agreed to by the Parties. Additional training may be performed by CNC for WCG, at WCG's request and expense, if both CNC and WCG deem it necessary. From time-to-time, and subject to mutual agreement, CNC may participate in cooperative sales calls with WCG sales representatives for the purpose of enhancing the ability for WCG representatives to become self-sufficient and productive in closing business on behalf of CNC. CNC will provide either camera-ready copy or , at WCG's expense, quantities of sales promotion literature and materials.

8.        Acceptance; Performance by CNC.  All requests for quotations for
          ------------------------------
Services shall be made in writing via E-mail, fax and/or letter by WCG to CNC and subject to acceptance by CNC at its principal office currently located at the address listed herein. Upon acceptance by Customer of a quotation for Services that has been accepted by CNC as described in the preceding sentence, WCG shall provide a written commitment for all Services from the Customer. This shall be in the form of a Purchase Order ("P.O.") from the Customer and CNC's Services Contract for Services for the Customer. Such Services will not be ordered until each P.O. and Services Agreement are received by CNC. WCG shall have no authority to make any acceptance or commitments to Customers, including delivery dates, without CNC's prior written approval. CNC shall have the sole right of credit approval or credit refusal for the Customer in all cases. CNC shall perform all Services subscribed to by Customers in accordance the applicable Services Contract, and shall be responsible for all facets of Service delivery, revenue collection (customer billing), warranty fulfillment and customer service. CNC shall render all invoices directly to the Customer. The Customer shall make payments directly to CNC. CNC shall undertake commercially reasonable collection efforts for the Services sold through WCG hereunder.

9.        Trademarks, Service Marks, Logos and Tradenames.  CNC grants to WCG
          -----------------------------------------------
the non-exclusive, non-transferable right to use CNC's trademarks, service marks, logos, and trade names that CNC may adopt from time to time ("CNC's Trademarks") in connection with WCG's sale, advertisement or promotion of Services, and shall provide WCG with such Trademarks within thirty (30) days of the Effective Date. During the term of this Agreement, WCG shall have the

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

right to indicate to the public that it is an authorized sales agent of CNC's Services and to advertise such Services under the Trademarks according to CNC style guides referenced in Exhibit C. Nothing herein shall grant WCG any right, title or interest in CNC's Trademarks. All representations of CNC's Trademarks that WCG intends to use shall be exact copies of those used by CNC or shall first be submitted to CNC for approval of design, color, and other details thirty (30) days prior to duplication and/or distribution.

10.       Infringement Indemnity.  The following terms apply to any infringement
          ----------------------
or claim alleging infringement by WCG in any country in which CNC provides the Services of any patent, trademark, copyright, trade secret or other legally protected proprietary right of any third party relating to the Services (including WCG's use of the Trademarks in accordance with Section 9 hereof).
CNC shall indemnify, defend and hold harmless WCG, its owners, and the directors, agents, officers and employees of each of them, from and against any loss, damages, claim, suit or proceeding, expense or liability, including but not limited to, costs of defense and reasonable attorney's fees, that may result by reason of any such infringement or claim of infringement. WCG shall notify CNC promptly of any such claim of infringement for which CNC is responsible hereunder and shall cooperate with CNC (at CNC's expense) in every reasonable way to facilitate the defense of any such claim. The indemnity obligations in this Section shall survive the termination or expiration of this Agreement. This Section sets forth CNC's entire liability and WCG's sole and exclusive remedy with respect to the infringement of intellectual property rights.

11.       Non-exclusive Agency Rights.  This Agreement does not grant CNC an
          ---------------------------
exclusive privilege to furnish to WCG any or all of the types of products and services which are the subject of this Agreement which WCG may require. WCG expressly reserves the right to serve as the agent for others for the sale of products or services of the types which are the subject of this Agreement.

12.       Indemnification.  Each Party (the "Indemnifying Party") shall
          ---------------
indemnify, defend and hold harmless the other Party, its owners, and the directors, agents, officers, and employees of each of them (collectively, the "Indemnified Party"), from and against any fine, penalty, loss, damages, claim, suit or proceeding, expense or liability, including but not limited to, costs of defense and reasonable attorney's fees, (i) for injury to or death of persons or damage to or loss or destruction of property arising out of or resulting from or in connection with the performance of this Agreement and caused by the acts or omissions of Indemnifying Party, its contractors or agents, or an employee of any of them, or (ii) arising out of or resulting from or in connection with any material inaccuracy within, or breach of, a representation or warranty contained in this Agreement. The Indemnified Party shall notify the Indemnifying Party promptly of any such claim for which Indemnifying Party is responsible hereunder and shall cooperate with the Indemnifying Party (at the Indemnifying Party's expense) in every reasonable way to facilitate the defense of any such claim. The indemnity obligations under this Section shall survive the termination or expiration of this Agreement.

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

13.       Facilities.  WCG shall provide itself with, and be solely responsible
          ----------
for, (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

14.       Books, Records, and Audits:  WCG and CNC shall maintain accurate,
          ---------------------------
complete, and well organized records with respect to the Services subject to this Agreement, at all times during this Agreement. During the term of this Agreement each Party shall, upon fifteen (15) days written notice from the other Party, make available to a nationally recognized independent third party auditor retained by the requesting Party accurate books, records, and accounts relating to the business of WCG and CNC with respect to the Services supplied by CNC, for examination at the place of business where such books, records and accounts are kept, during normal business hours and subject to the disclosing party's reasonable security and confidentiality requirements WCG shall also maintain a record of any customer complaints regarding either the Services or CNC and promptly forward to CNC the information regarding those complaints.

15.       Reporting.  Each Customer, total charges per Customer, and commission
          ---------
per Customer shall be detailed on the commission statement to be provided by CNC to WCG on a monthly basis in a form suitable to both parties, written or electronic.

16.       Publicity.  The Parties agree to cooperate in developing joint press
          ---------
releases from time-to-time related to activities and accomplishments contemplated by this Agreement. All press releases mentioning the other Party must be approved in advance by both Parties prior to release. Such approval will be completed within three (3) business days and shall not be unreasonably withheld.

17.       WCG Network Facilities; Peering Route Agreements; Telecom Italia.
          ----------------------------------------------------------------
a) For so long as this Agreement is in effect, CNC shall use its best reasonable efforts to groom traffic generated by WCG onto network facilities provided by WCG.

b) CNC shall contract with WCG so that WCG and its affiliates can participate in CNC's current and future private or public, peering or transit, or any other special arrangement established to provide Internet connectivity solutions. CNC shall provide said connectivity to WCG at cost, and will bill any direct incremental expenses separately including administrative, network engineering, & network operation costs, necessary to allow WCG such participation. WCG shall reimburse CNC for these costs & expenses.

c) CNC and WCG agree to exercise commercially reasonable efforts to establish a professional services, field services and other related services agreement between WCG and Telecom Italia for support of the Telecom Italia, International Network roll out. The parties further agree to propose the CNOP's organization as the entity to perform network management, network engineering, and network administration for the Telecom Italia International Network. Any cost benefits to CNOP's (e.g., due to increased economies of

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

   scale) from the Telecom Italia agreement will accrue to CNC in the form of a reduction in CNOP's costs to CNC. WCG's pricing for all of the services described in this paragraph shall be established by WCG at its sole discretion.

18.       Term.  This Agreement shall be for a period of two (2) years
          ----
commencing upon the Effective Date (the "Initial Period") subject to the right of either party to terminate as provided in Section 19 (Termination). Thereafter, this Agreement shall automatically renew for additional twelve (12) month period(s) unless either party notifies the other of its intention to terminate or modify this Agreement. Such notification (the "Notice of Nonrenewal") shall be provided in writing sixty (60) days prior to expiration of the then current term. Notwithstanding the foregoing, and unless (a) CNC terminates this agreement for 'just cause' as defined in Section 19 (Termination), or (b) WCG's ownership of CNC's outstanding common or preferred stock, as the case may be, falls below 5%, WCG shall have the right to renew this Agreement under prices, terms, and conditions agreed to at the annual review period described in Section 4.

19.       Termination.  Either party may terminate this Agreement upon the
          -----------
occurrence of "just cause" for termination, as defined below. Termination for just cause shall become effective immediately as of the date on which such just cause occurred (which date, in the case of paragraph (a) below, shall be day following the end of the referenced cure period), unless otherwise provided for in this Agreement. Just cause for termination by a Party shall consist of the following:

a) Failure to Comply with Obligations.  Failure by the other Party (the
   ----------------------------------
"Noncomplying Party") to comply with any of its obligations hereunder within thirty (30) calendar days from its receipt of written notice to that effect from the other Party or, if the failure to comply is of such a nature that it cannot reasonably be expected to be remedied within thirty (30) days, the Noncomplying Party's failure to exert substantial efforts to correct such failure within such thirty-day time period.

b) Dissolution.  Dissolution or any assignment by the other Party for the
   -----------
benefit of its creditors, the appointment of a receiver for, or any execution levied upon, all or substantially all of the other Party's business or assets, or the filing of any petition for voluntary or involuntary bankruptcy or similar proceeding for or against the other Party.

The termination of this Agreement shall not affect any accrued rights or obligations of either Party as of the effective date of such termination, nor shall it affect any rights or obligations of either Party which are intended by the Parties to survive any such termination, including without limitation those contained in Section 10 (Infringement Indemnity), Section 12 (Indemnification),
Section 21 (Confidential Information), and CNC's obligations to pay commissions pursuant to Section 4.

20.       Transition Period. In the event this Agreement is terminated by WCG
          -----------------
for "just cause", then , at WCG's request, CNC will waive any remaining term commitments for CNC Customer's

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

acquired through WCG under this Agreement in order to enable WCG to migrate those Customers to WCG services in a timely manner. The time period between the date of a Notice of Nonrenewal and the end of the term in which such notice is provided shall hereinafter be referred to as the "Transition Period". CNC and WCG agree to utilize commercially reasonable efforts to effectuate a smooth and orderly change during the Transition Period in order to satisfy the best interests of CNC's Customers.

21.       Confidential Information:  Each party agrees to maintain all
          -------------------------
Confidential Information (as hereinafter defined) in confidence to the same extent that it protects its own similar Confidential Information and to use such Confidential Information only as permitted under this Agreement. For purposes of this Agreement "Confidential Information" shall mean information including, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information marked "Confidential", or if disclosed verbally, is identified as confidential at the time of disclosure and reduced to a confidential writing within thirty (30) days after such disclosure. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information including, without limitation, disclosing Confidential Information only to its directors, officers, employees and/or professional advisors (a) with a need to know to further permitted uses of such information; (b) who are parties to appropriate agreements sufficient to comply with this Section; and (c) who are informed of the nondisclosure/ non-use obligations imposed by this Section; and both parties shall take appropriate steps to implement and enforce such non-disclosure/non-use obligations. The foregoing restrictions on disclosure and use shall survive for three (3) years following termination of this Agreement but shall not apply with respect to any Confidential Information which: (i) was or becomes publicly known through no fault of the receiving party; (ii) was rightfully known or becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party; (iii) is independently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; (iv) is approved by the disclosing party for disclosure without restriction in a written document which is signed by a duly authorized officer of such disclosing party; or (v) the receiving party is legally compelled to disclose; provided, however, that prior to any such compelled disclosure, the receiving party will (a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (b) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, the receiving party will be entitled to disclose the Confidential Information, but only as, and to the extent, necessary to legally comply with such compelled disclosure. Each of the Parties hereto agrees not to disclose to any third party the terms of this Agreement without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

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

23.       LIMITATION ON LIABILITY.   IN NO EVENT SHALL EITHER PARTY BE LIABLE TO
          -----------------------
THE OTHER OR TO ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED ON ANY THEORY OF LIABILITY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY'S LIABILITY TO TO THE OTHER SHALL IN ANY EVENT EXCEED THE AMOUNT OF AGGREGATE NET REVENUE RECEIVED BY CNC LESS WCG COMMISSIONS FROM CNC CUSTOMERS PROCURED BY WCG AS A SALES AGENT FOR CNC DURING THE PREVIOUS TWELVE (12) MONTHS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO LIMIT LIABILITY AMOUNTS ARISING FROM SECTIONS 10 AND 12


24.       Governing Law and Jurisdiction.  This Agreement shall be governed by
          ------------------------------
and construed under the laws of the state of California, without reference to conflict of law principles.

25.       Entire Agreement.  This Agreement, including any Exhibits and
          ----------------
attachments that may be added from time to time, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

26.       Notices.  Any notice required or permitted by this Agreement shall be
          -------
in writing and shall be deemed given (a) upon personal delivery, (b) on the third day following mailing sent by registered or certified mail, return receipt requested, postage prepaid, (c) upon confirmed delivery by means of a nationally recognized overnight courier service or (d) upon confirmed transmission of facsimile, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder.

27.       Force Majeure. Neither Party shall be deemed in default of this
          -------------
Agreement to the extent that any delay or failure in the performance of its obligations results from an Act of God, act of civil or military authority, embargo, epidemic, war, riot, insurrection, fire, explosion, earthquake, flood, unusually severe weather conditions or any other cause beyond such Party's reasonable control which cannot be overcome by due diligence, provided that such Party (the "Affected Party") gives the other Party (the "Unaffected Party') prompt notice of such condition.

If either Party's performance is so excused, the Unaffected Party may either:

a) require the Affected Party to continue performance as soon as practicable after the delay has ended; or

b) terminate without penalty any affected obligation (or portion thereof) of the Unaffected Party hereunder by giving written notice to the Affected Party.

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

The Unaffected Party may select option (a) as to certain obligations hereunder or parts thereof and option (b) as to other affected obligations or parts thereof. In the absence of notice of selection of any option with respect to a particular affected obligation, option (a) will be deemed selected.

28.       Non-Assignability and Binding Effect.  Neither Party shall assign its
          ------------------------------------
rights or delegate its duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing a. WCG may, with written notice to CNC, assign this Agreement to a Subsidiary; and

CNC may, with written notice to WCG, assign this Agreement to an entity that is formed for CNC's reincorporation as a Delaware corporation. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.


29.       Legal Expenses.  The prevailing party in any legal action brought by
          --------------
one Party against the other and arising out of this Agreement shall be entitled to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

30.       Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original.

31.       Headings.  The section headings contained in this Agreement are for
          --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

32.       Severability.  If any provision or part of a provision of this
          ------------
Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement or provision but rather the entire Agreement or provision shall be construed as if not containing the particular invalid or unenforceable provision or portion thereof, and the rights and obligations of CNC and WCG shall be construed and enforced accordingly.

33.       Resolution of Disagreements Between Parties.  No Party to this
          -------------------------------------------
Agreement shall be entitled to take legal action with respect to any dispute relating hereto until it has complied in good faith with the following alternative dispute resolution procedures. If a dispute, claim or controversy arises with respect to or relates to any Section of this Agreement, then the following dispute resolution procedures shall govern the parties' conduct:

       a) The Parties shall attempt promptly and in good faith to resolve any dispute arising out of or relating to this Agreement through negotiations between representatives who have authority to settle the controversy. Either Party may give the other Party written notice of any such dispute not resolved in the normal course of business. Negotiations extending ten (10) days after the disputing Party's notice shall be deemed at an impasse, unless otherwise agreed by the Parties. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least two (2) working days notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal and State Rules of Evidence.

       b) If a dispute is at an impasse (i.e., it has not been resolved within ten (10) days of the disputing Party's notice), the dispute shall be settled by arbitration in a mutually convenient location, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that such notice is given. If the parties are unable to agree on a single arbitrator within ten (10) days from the date of an impasse as set forth in Subsection (a), then the CNC and WCG shall each select one arbitrator within ten (10) days and the two (2) arbitrators shall select a third arbitrator within ten (10) days. If a Party does not designate an arbitrator or if the two appointed arbitrators cannot agree on the final arbitrator within the foregoing time periods, then the American Arbitration Association shall select the arbitrator(s) upon request of either Party. The decision of the arbitrator(s) shall be final and binding upon the parties and shall include written findings of law and fact, and judgment may be obtained thereon by either Party in a court of competent jurisdiction. Each Party shall bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the Parties hereto unless the award otherwise provides. The arbitrator(s) shall be instructed by the Parties to establish procedures such that a decision can be rendered by the arbitrator(s) within sixty (60) days of the date that the last arbitrator is selected.

       c) The obligation herein to arbitrate shall not be binding upon either Party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written, to be effective as of the Effective Date.


CONCENTRIC NETWORK CORPORATION("CNC")    WILLIAMS COMMUNICATIONS GROUP, INC.
                                         ("WCG")

By: /s/Henry R. Nothhaft                By: /s/Miller Williams
    ---------------------------------       --------------------------------
Printed Name:  Henry R. Nothhaft        Printed Name:  Miller Williams
              -----------------------                  ---------------------

Title: President and CEO                Title: Senior Vice President
       ------------------------------          -----------------------------

                                   EXHIBIT A
                                   ---------
                           COMMISSION PRICING FOR WCG

REMOTELINK/TM/
------------------------------------------------------------------------------------------------------------------------------------

NON-RECURRING CHARGES (NRC)  DESCRIPTION                                LIST PRICE              COMMISSIONABLE
------------------------------------------------------------------------------------------------------------------------------------

CPE router                   Bay Networks AN                            $  1,895                NO
(optional, customer may      Router
 supply if desired)          2 ethernet ports,
                             1 sync port

CSU                          Racal 5311 T-1 CSU                         $   995                 NO
(REQUIRED, FOR EFFECTIVE
 CIRCUIT MAINTENANCE AND
 TROUBLESHOOTING)

DAF Installation & Setup     Installation of telco circuit from         $ 3,000                 YES
                             Concentric to customer site, provisioning
                             of service, and onsite installation and
                             testing of connectivity through CSU and
                             router

NT Server                    Compaq Proliant 800 6/180                  $10,000                 NO
(optional, customer may      180 megahertz Pentium Pro 4.6
 supply if desired)          gigabyte hard disk,
                             64 megabytes RAM, 10BaseT ethernet card,
                             8x CD-ROM, NT 4.0, 5 user license

RADIUS Server Software       Steel Belted RADIUS Server                 $ 4,000                 NO
(optional, customer may      software, for NT or Netware
 supply if desired)          (specify which platform is desired)

On Site Installation         1 SE day, onsite installation of           $1,250 +                NO
support and Network          RADIUS server, training on use,            actual travel
Management Training Course   and training on use of ConcentricView.     expenses
                             Oriented to customer network
                             management personnel

End User Training Course     1 SE day, onsite training class            $1,250 +                NO
                             oriented to end users- how to set          actual travel
                             up access to RemoteLink, and               expenses
                             use the service

Help Desk Training Course    1 day training course for customers        $500 per                NO
                             help desk personnel, training them to      attendee,class
                             perform 1/st/ tier support of end          given in our
                             users dialing in through Concentric.       Saginaw, Michigan
                             This is oriented to customers              support center
                             wanting to do 1/st/ tier support
                             themselves.

MONTHLY RECURRING CHARGES    DESCRIPTION                                PRICE
 (MRC)
RemoteLink/TM/ usage price   usage charges for remote user              see table below         YES
                             activity

Monthly DAF fees             Charge for the FullChannel/TM/,            see table below         YES
                             FlexChannel/TM/, or LEC Frame Relay
                             dedicated connection to Concentric

Tier 1 customer support,     Concentric help desk support, 3            $1/minute of use,        NO
 Virtual CSR,                minute average speed to answer             actual amounts
3 minute ASA                 using virtual CSR's                        billed monthly- SEE
(Fixed response time                                                    BELOW FOR ADDITIONAL
 option, costs will vary)                                               IMPORTANT INFORMATION

Tier 1 customer support,     Concentric help desk support, 1            $3/minute of             NO
 Virtual CSR,                minute average speed to answer             use, actual
1 minute ASA                 using virtual CSR's                        amounts billed
(Fixed response time                                                    monthly- SEE BELOW
 option, costs will vary)                                               FOR ADDITIONAL
                                                                        IMPORTANT INFORMATION



------------------------------------------------------------------------------------------------------------------------------------

Tier 1 customer support,     Concentric help desk support,              $300 per shift,          NO
1 shift seat                 one physical CSR, 8 hrs.                   $1,500 per week,
(Fixed cost  option,         per day, 5 days per week,                  $78,000 per year
 response times to answer    annual basis                               billed monthly- SEE
 users will vary depending                                              BELOW FOR ADDITIONAL
 on call load and peak                                                  IMPORTANT INFORMATION
 periods)



REMOTELINK USAGE PRICING*
------------------------------------------------------------------------------------------------------------------------------------

NUMBER OF HOURS CONSUMED       DOLLARS PER         18% WCG        DOLLARS PER           18% WCG      DOLLARS PER          18% WCG
 PER MONTH                     HOUR: NO            COMMISSION     HOUR:                 COMMISSION   HOUR:                COMMISSION

                               CONTRACT TERM                      1 YEAR CONTRACT                    2 YEAR CONTRACT
                               COMMITMENT                         COMMITMENT                         COMMITMENT
------------------------------------------------------------------------------------------------------------------------------------

0 - 25,000                              $2.55             $ .46           $  2.30           $  .41          $  2.17           $  .39

25,001 - 50,000                         $2.42             $ .44           $  2.19           $  .39          $  2.07           $  .37

50,001 - 75,000                         $2.35             $ .42           $  2.12           $  .38          $  1.99           $  .36

75,001 - 100,000                        $2.30             $ .41           $  2.07           $  .37          $  1.94           $  .35

100,001 - 125,000                       $2.27             $.405           $  2.04           $ .365          $  1.91           $  .34

125,000 +                               $2.24             $ .40           $  2.01           $  .36          $  1.88           $ .335

MINIMUM MONTHLY PAYMENT                 NONE               NA             $10,000           $1,800          $10,000           $1,800

------------------------------------------------------------------------------------------------------------------------------------

   *PRICES ARE BASED UPON LOCAL (I.E. NO TOLL CHARGE) ANALOG DIAL-UP ACCESS. 1-800 ANALOG DIAL-UP ACCESS IS BILLED AT THE FLAT RATE OF $6 PER HOUR.

REMOTELINK DAF MONTHLY RECURRING CHARGES

Several options are available for connection of the customers network to Concentric. These options, and their pricing, are listed below. In addition to the charges noted, there will be a local loop fee from the Local Exchange Carrier, which is variable depending on distance between their POP and the Customer data center. Call for a specific local loop quote from Concentric.

FullChannel/TM/ T1 Usage Pricing

FullChannel/TM/ T1 offers a full T1 (1.54 Mbps) of bandwidth over a non-shared, non-fractional leased line. Monthly billing is based on traffic samples taken every five minutes, 24 hours a day, 7 days a week. Your monthly charge is determined by the average of these samples.

----------------------------------------------------------------------
AVERAGE USAGE LEVEL                 MONTHLY FEE(1)  15% WCG COMMISSION
----------------------------------------------------------------------
-64Kbps                               $1,095.00                $164.25
64-128Kbps                            $1,595.00                $239.25
128-256Kbps                           $2,095.00                $314.25
256-384Kbps                           $2,395.00                $359.25
over 384Kbps                          $2,695.00                $404.25

FullChannel T1 Protected Pricing

Protected pricing is not usage based. It is simply billed at the flat monthly rate shown, and requires a RemoteLink contract term of 1 year or more.

---------------------------------------------------------
SUSTAINED LEVEL           MONTHLY FEE  15% WCG COMMISSION
---------------------------------------------------------
64Kbps to over 384Kbps      $2,095.00             $314.25

FlexChannel/TM/ T1 Pricing
FlexChannel/TM/ T1 offers you a predetermined level (128Kbps - 512Kbps) of bandwidth on a fractional T-1 line, for a fixed monthly fee. You can always upgrade to the full T1 later.

-----------------------------------------------------------------
FRACTIONAL T1 BANDWIDTH        MONTHLY FEE(1)  15% WCG COMMISSION
-----------------------------------------------------------------
128Kbps                          $  895.00     $134.25
256Kbps                          $1,295.00     $194.25
384Kbps                          $1,595.00     $239.25
512Kbps                          $1,895.00     $284.25


LEC Frame Relay Pricing (2)

LEC Frame Relay service offers reliable, cost-effective Internet access from 56Kbps - 512Kbps* at a lower cost than traditional leased lines. While we can't guarantee the throughput of the LEC's frame cloud, we will not over subscribe the entrance facility. The committed information rate (CIR) over the Concentric Network is guaranteed.

--------------------------------------------------------------------------------
FRAME RELAY CIRCUIT/CIR        MONTHLY FEE(1)  15% WCG COMMISSION
--------------------------------------------------------------------------------
56Kbps/32Kbps                    $  395.00     $ 59.25
128Kbps/64Kbps                   $  795.00     $119.25
256Kbps/128Kbps                  $  995.00     $149.25
512Kbps/256Kbps                  $1,095.00     $164.25

(1) Monthly billing based on average usage.

(2) Offer varies by region, call for exact quote.



CONCENTRICHOST
--------------
--------------------------------------------------------------------------------------------------
PRODUCT NAME        DESCRIPTION         NUMBER OF      WEB              MONTHLY         15%
                                        EMAIL          SITE             RECURRING       WCG
                                        ACCTS          STORAGE          CHARGES         COMMISSION
--------------------------------------------------------------------------------------------------
HomeOffice          Shared service      5              5MB              $29.95          $4.49
                    with customized
                    sub-domain

SmallBusiness       Shared service      5              10MB             $39.95          $5.99
                    with full domain
                    name service and
                    dial-up account

Premium             Shared service      10             1000MB           $59.95          $8.99
                    with full domain
                    name service and
                    dedicated IP
                    address

ConcentricHost is a high performance shared web server service that give the End User an inexpensive web presence. All Web servers reside at one of CNC's data centers.


CONCENTRICHOST-COLOCATION
-------------------------
-----------------------------------------------------------------------------------------------------------------
DESCRIPTION                             BANDWIDTH               MONTHLY RECURRING CHARGES (1)  15% WCG COMMISSION
-----------------------------------------------------------------------------------------------------------------
Server on shared Ethernet segment       1Mbps                   $1,500                            $255
Server on shared Ethernet segment       2Mbps                   $2,500                            $375
Server on shared Ethernet segment       4Mbps                   $4,000                            $600
Server on dedicated Ethernet segment    10Mbps                  $6,000                            $900
Install & Setup                         Per server              $1,000                            $150
Additional rack space                   8" x 19" Space          $  500                            $ 75
Installation of extra rack space                                $500 - NRC                        $ 75
Engineering assistance                  Scheduled               $100/Hr.                          NA
Engineering assistance                  Emergency               $250/Hr.                          NA


ConcentricHost-Colocation is a service that allows CNC customers to put their own dedicated Web servers in one of our data centers. The following is a list of CNC co-location services that are currently offered. Each connection comes with an 8" rack space based Future services are being defined and will be introduced as they are developed.

CUSTOMER SUPPORT

FIRST TIER END USER SUPPORT

Concentric offers two types of First Tier End User Support. Customer may select from the following two options.

Shift Seat Customer Support Representative (CSR):
------------------------------------------------
- One (1) Support Representative Shift Increment is $300.00 . A Support Representative Shift Increment is an eight (8) hour increment of time, provided for 5 out of 7 days in each week, not including Holidays, during which one (1) Customer Support Representative will be dedicated to answering support calls of the Customer's Customer End Users.

- The minimum purchase amount is one (1) shift for a five (5) day week for one year for $78,000.00

- Shift seats may be purchased in 8 or greater hour increments, and will be prorated. Start of shift times may be supplied by Customer according to their requirements.

- When shift seats are purchased, there are no Average Speed to Answer (ASA) guarantees. The actual time to answer will vary depending on incoming call traffic, and peak flows.

Virtual Customer Support Representative (CSR):
---------------------------------------------
- Utilizes the Concentric pool of CSR's

- Automatic Call Distributor system prioritizes incoming calls to deliver a guaranteed ASA*

- ASA guaranteed at 3 minutes is billed out at $1 per actual minute used

- ASA guaranteed at 1 minute is billed out at $3 per actual minute used

IT IS IMPORTANT TO NOTE THAT BY PURCHASING SHIFT SEATS, COSTS ARE FIXED, BUT RESPONSE TIMES WILL VARY. BY UTILIZING THE VIRTUAL CSR OPTION, RESPONSE TIMES ARE FIXED, BUT COSTS WILL VARY.

SECOND TIER END USER SUPPORT

Included at no extra charge for so long as Customer is purchasing Concentric RemoteLink. Second Tier support is provided by

Concentric to up to five (5) identified Customer help desk personnel.

                                   EXHIBIT B
                                   ---------

                            DESCRIPTION OF SERVICES
     with attachments for each Service setting forth the terms, conditions, service level agreements and pricing relating thereto
                     CNC REMOTELINK/TM/ SERVICES AGREEMENT

          This agreement ("Agreement") is made and entered into on this ___ day of _______, 199 ("Effective Date") by and between Concentric Network
                    _
Corporation ("Concentric"), a Florida corporation with a principal place of business at 10590 N. Tantau Ave., Cupertino CA 95014, and ________________________( "Customer") a ______________ corporation with a principal place of business at ________________________________.

          WHEREAS, Customer would like to outsource the operation of remote access to Customer's LANs and Intranets;

          WHEREAS, Customer wishes to obtain remote access service from Concentric, and Concentric wishes to provide this service to Customer,

          NOW THEREFORE, the parties agree as follows:

1.0       DEFINITIONS

          1.1 "CityFind" shall mean the object code of the software application which allows Customer End Users to locate their nearest Concentric Point of Presence.

          1.2 "Concentric Network" shall mean the collection of network equipment, access lines, data centers and network management tools which Concentric operates to deliver network services to customers.

          1.3 "Concentric RemoteLink/TM/" shall mean the network service offered by Concentric that allows Customer End Users to access the Customer's internal corporate network, local area network(s) or intranet via a connection from the Concentric Network to the Customer's home gateway.

          1.4 "ConcentricView/TM/" shall mean the web-based desktop network monitoring application developed by Concentric, for the purpose of monitoring vital network data on the performance of the Concentric Network such as user activity and router and firewall statistics.

          1.5 "Customer End User(s)" shall mean those employees, consultants, contractors, and other individuals or entities outside the Customer's firewall that the Customer has authorized to use personal computers running Windows to use the Concentric RemoteLink/TM/ service and who have accepted the end user license agreement accompanying the CityFind software, but only so long as Customer has authorized such employees, consultants, contractors, and other individuals or entities.

          1.6 "DAF" shall mean the dedicated access facilities and provisioning selected by Customer to connect the Customer's home gateway to the Concentric Network.

          1.7 "Fees" shall mean all amounts due hereunder including amounts due for One Time Items and Monthly Recurring Items as set forth in Exhibit A, and as such items are selected by Customer in Exhibit C.

          1.8 "First Tier End User Support" shall mean the provision of direct telephone based support to Customer End Users for connectivity problems directly associated with connecting a personal computer with an analog modem running Windows to the Concentric Network. First Tier End User Support includes troubleshooting to verify that data transmitted by the user is being delivered to the Concentric router interface which provides connection to the Customer network.

          1.9 "RADIUS Server" shall mean a server that contains a database which operates per the Remote Authentication Dial In User Service protocol as defined in IETF RFC 2058.

          1.10 "Second Tier End User Support" shall mean the provision of direct telephone based support by Concentric to up to five (5) designated members of the in-house support desk of Customer so that the in-house support desk of Customer can directly support Customer End Users in connectivity to the Concentric RemoteLink/TM/ service. Second Tier End User Support does not include direct telephone based support of end users.

          1.11 "Term" shall mean the period during which this Agreement is in effect as determined by the Customer's selection in Exhibit C.

2.0       NETWORK SERVICES PROVIDED BY CONCENTRIC

          2.1 Subject to the terms and conditions herein, Concentric shall make available access to the Concentric Network via the Concentric RemoteLink service to Customer End Users using a personal computer running Windows equipped with an analog modem with a PPP connection over a local dial-up telephone access line.

          2.2 Subject to the terms and conditions herein, Concentric will deliver IP data network traffic from the Customer End User's personal computer through the dial up access portion of the Concentric Network (at speeds currently up to 28.8 kbps), to the router or termination equipment at the Customer's home gateway. Concentric will interconnect the Concentric Network to the Customer's home gateway via the DAF.

          2.3 Concentric shall use commercially reasonable efforts to operate and monitor the Concentric Network on a seven (7) days a week, twenty-four (24) hours a day, three hundred sixty-five (365) days a year basis, with scheduled maintenance downtimes.

          2.4 Concentric will deliver ConcentricView /TM/ to Customer upon installation of the DAF.

          2.5 Concentric Network Corporation guarantees throughput and latency for the dedicated access connection to the Concentric Network. Latency is guaranteed to be 200 milliseconds or less between any two points on the Concentric Network. Throughput is guaranteed at the data rate selected for the DAF connection.



3.0       LICENSE GRANT AND RESTRICTIONS

          3.1 Subject to the terms and conditions herein, Concentric hereby grants and Customer hereby accepts a nonexclusive, nontransferable license to: (a) use the CityFind software in accordance with the license grant contained in the end user license agreement that accompanies the CityFind software; (b) reproduce, without change, only that quantity of the CityFind software necessary for Customer End Users and members of Customer's in house support desk; and (c) distribute the CityFind software to Customer End Users and members of Customer's in house support desk.

          3.2 Subject to the terms and conditions herein, Concentric hereby grants and Customer hereby accepts a nonexclusive, nontransferable license to access the server(s) on the Concentric Network containing ConcentricView and use ConcentricView solely for Customer's internal use in monitoring Customer End User usage by members of Customer's in house support desk and network system administrator(s).

          3.3 Customer's license to use the NT Server software and/or RADIUS Server software, and any other third party software, if Customer had elected to obtain such software from Concentric, is as set forth in the license agreement accompanying such software.

          3.4 Customer agrees not to alter, amend, remove or disable any proprietary notice, legend or license agreement contained in or on any software provided to Customer by Concentric. Customer agrees not to reproduce (except as expressly permitted herein), modify, translate, transform, de-compile, reverse engineer, disassemble, or otherwise determine or attempt to determine source code from the executable code of, the CityFind or to permit or authorize a third party to do so. Title to the CityFind software, ConcentricView, and all related technical know-how and intellectual property rights therein and in the Concentric Network and Concentric RemoteLink are and shall remain the exclusive property of Concentric and/or its suppliers. Customer shall not take any action to jeopardize, limit or interfere in any manner with Concentric and its suppliers' ownership of and rights with respect to the CityFind software, ConcentricView, the Concentric Network and Concentric RemoteLink.

          3.5 Customer shall use commercially reasonable efforts to: (a) enforce each end user license agreement for CityFind with each Customer End User; (b) require the return or destruction of the CityFind software from a Customer End User when no longer authorized by Customer to use Concentric RemoteLink (e.g. employee leaves Customer's employment, consultant completes assignment); and (c) cooperate with Concentric to prevent or stop the unauthorized use, reproduction or distribution of the CityFind software.

          3.6 Customer shall fully comply with all then current applicable laws, rules and regulations relating to the export of technical data, including, but not limited to any regulations of the United States Office of Export Administration and other applicable governmental agencies. Customer hereby assures Concentric that it will not export directly or indirectly (including via remote access, FTP or other means) any part of CityFind or technical data to any country for which a validated license is required under US law without first obtaining a validated license.

4.0       INSTALLATION AND SUPPORT

          4.1 Concentric and Customer will cooperate and use commercially reasonable efforts to do all things necessary to perform and complete the implementation plan tasks set forth in Exhibit B within ninety
          (90) days of the Effective Date.

          4.2 Unless Customer selects and pays for Concentric to provide First Tier End User Support, Customer shall be solely responsible for providing First Tier End User Support. If Customer selects and pays for Concentric to provide First Tier End User Support, and Customer supplies Concentric with a RADIUS test account, Concentric shall also provide troubleshooting on verification of the operational status of the RADIUS server as appropriate.

          4.3 If Customer is providing First Tier End User Support, Customer must select and pay for the Help Desk Training Course described in Exhibit A. In the event that Concentric's Support Center is being contacted by Customer End Users for First Tier End User Support, Customer agrees to: (a) cooperate with Concentric to minimize such contact; and (b) pay Concentric its then current support charges for support provided by Concentric to such Customer End Users.

          4.4 Concentric shall provide Second Tier End User Support for so long as Customer is paying Concentric for the Concentric RemoteLink service.

5.0       CUSTOMER RESPONSIBILITIES

          5.1 Customer is solely responsible for maintaining the integrity and ongoing operation of the RADIUS Server which the Concentric Network queries for the purpose of authenticating Customer End Users as valid and allowing access to the Concentric Network via Concentric RemoteLink. Customer is solely responsible for ensuring that the RADIUS Server operates and conforms to the specifications outlined in Exhibit D.

          5.2 Customer understands and agrees that if the RADIUS Server is not operational or accessible by the Concentric Network, or does not operate and conform to the specifications outlined in Exhibit D, that access to the Concentric RemoteLink service by Customer End Users may be severely impaired and/or cease entirely.

          5.3 Customer, at its sole discretion, may add or delete Customer End Users to or from the RADIUS Server. Customer, and not Concentric, controls who can be authenticated to have access to the Concentric RemoteLink/TM/ service. Customer, and not Concentric, is solely responsible for maintaining adequate network security practices, including establishment of appropriate firewalls, managing assignment of Customer End Users and the frequency of changes in login ID's and passwords.

          5.4 Customer is solely responsible for the operation of its home gateway and its internal corporate network including all routers, servers, applications and leased lines which interconnect with the Concentric RemoteLink/TM/ service.

          5.5 In the event that Customer selects and pays for Concentric to provide First Tier End User Support, Customer may provide Concentric
                                                        ---
          with a RADIUS test account ID/password if Customer desires Concentric help desk personnel to assist in the verification of the operation of Customer's RADIUS server.

          5.6 Customer is solely responsible for ensuring that: (a) Customer End Users have the necessary client software to access the Concentric RemoteLink service (e.g. stack and dialer software); and (b) Customer's designated in-house support personnel and network system administrators have the necessary client software to access ConcentricView, and /(COPYRIGHT)/ End Users are given valid ID's and passwords for access into the Customer's network. Concentric will hand off any first tier support calls to Customer's help desk, which appear to be related to invalid ID's or password s.

          5.7 In the event that Customer End Users use IP and PPP stack and dialer software other than the standard Windows '95 provided stack and dialer, and if Concentric is to provide First Tier support of Customer End Users, then Customer is required to provide a copy of each stack and dialer to be supported to Concentric Customer Support.

          5.8 Customer is solely responsible for ensuring that End Users are given valid ID's and passwords for access into the Customer's network. If Concentric is performing First Tier support, Concentric will escalate any support calls which appear to be related to invalid ID's or passwords, to the Customer's help desk for resolution.

6.0       FEES AND BILLING

          6.1 Customer will pay Concentric all Fees for One Time Fees and Monthly Recurring Items selected by Customer in Exhibit C in accordance with the price schedule in Exhibit A.

          6.2 All Fees shall be paid at Concentric's option: (a) at Concentric's address as indicated in this Agreement or at such other address as Concentric may from time to time indicate by proper notice hereunder; or (b) by wire transfer to a bank and account number designated by Concentric. All invoices are due and payable within thirty (30) days of Concentric's date of invoice. Interest shall be payable at the rate of one percent (1%) per month or at the maximum rate permitted by law, whichever is less, on all overdue and unpaid invoices until paid in full.

          6.3 All Fees are in U.S. Dollars and are exclusive of any applicable taxes. Customer shall pay, indemnify and hold Concentric harmless from all sales, use, value added or other taxes of any nature, other than taxes on Concentric's net income, including penalties and interest, and all government permit or license fees assessed upon or with respect to any Fees (except to the extent Customer provides Concentric with a valid tax exemption certificate). If any applicable law requires Customer to withhold amounts from any payments to Concentric hereunder: (a) Customer shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Concentric with tax receipts evidencing the payments of such amounts; and (b) the sum payable by Customer upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Concentric receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Concentric would have received and retained in the absence of such required deduction or withholding.

          6.4 The "Service Order Date" refers to the date Concentric receives and processes Customer's completed order, which results in activity by Concentric such as consultation, training and telco circuit ordering. The Service's Actual Startup date is three (3) business days after the day in which the telco circuit between Customer's site and the Concentric point-of-presence (POP) used for the Service is turned up (completed and activated by the telco) and Customer is notified of such availability by Concentric. The "Anniversary Date" shall be the first day of the month following the Service's Actual Startup Date. Billing for the interim period between the Service's Actual Startup Date and the Anniversary Date shall be the daily pro-rata amount times the number of days between these two events plus the service's Actual Startup Date and shall be based on the estimated costs provided to Customer before the Service's order. This Interim Billing Period amount will be calculated and included on a subsequent Customer invoice. The first invoice will be generated shortly after the Service Order Date and is payable by Customer prior to the Actual Startup date of the Service. It will include: (i) estimated initial telco circuit installation fee; (ii) Concentric Service setup fee; (iii) initial month's Concentric Service fee (including any options selected by Customer on the Order Form);
          (iv) initial month's estimated telco circuit lease; (v) any equipment and/or software costs (if applicable). Subsequent monthly invoices will be for the specified month of Service and are payable upon the invoice due date. They will include subsequent month's Concentric Service fees and estimated or actual telco circuit lease. Any prorated fees incurred as part of the Interim Billing Period will be invoiced to and payable by Customer. Based on the actual telco circuit installation and monthly lease fees billed to Concentric by the telco, Concentric will pass-through any additional telco fees to Customer in the invoice following receipt of such telco's invoice. Concentric reserves the right to change the billing intervals upon written notice to Customer.

          6.5 Late Payments. Invoices not paid by their due date shall be subject to a 1.5% per month interest fee, or the maximum extent allowed by applicable laws, whichever is less, on all past-due balances. In the event Concentric incurs additional fees as a result of any collection activity, such as collection agencies or legal fees, Customer shall reimburse Concentric for all such fees.

          6.6 Any upgrades of an existing Dedicated Access Service at a sub-rate of T1 to T1 or other higher T1 sub-rate Service shall incur the additional monthly Service fees seven (7) days after the upgrade Service Order Date, but this upgrade shall not incur any Concentric Service setup fees and the Anniversary Date shall become the first day of the month following the upgrade's Actual Startup Date as defined above with the new Interim Billing Period being calculated on a pro-rata basis and added to the next invoice. Upgrades shall cause this Agreement to automatically renew for a one (1) year term from the new Anniversary Date.

          6.7 All fees are in U.S. Dollars and are exclusive of any applicable taxes. Customer shall pay, indemnify and hold Concentric harmless from all sales, use, value added or other taxes of any nature, other than taxes on Concentric's net income, including penalties and interest, and all government permit or license fees assessed upon or with respect to any fees (except to the extent Customer provides Concentric with a valid tax exemption certificate). If any applicable law requires Customer to withhold amounts from any payments to Concentric hereunder: (a) Customer shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Concentric with tax receipts evidencing the payments of such amounts; and (b) the sum payable by Customer upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Concentric receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Concentric would have received and retained in the absence of such required deduction or withholding.


7.0       REPRESENTATIONS AND WARRANTIES.

          7.1 Each party represents and warrants that it has the right and authority to enter into this Agreement, and that by entering into this Agreement, it will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which it is a party or by which it or any of its property is or may become subject or bound. Each party shall not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation or encumbrances that will conflict with the full enjoyment of either party of its rights under this Agreement.

          7.2 Customer represents and warrants that it will, at its own expense comply with all laws, regulations and other legal requirements that apply to this Agreement, including copyright and communications decency laws; advise Concentric of any legislation, rule, regulation or other law which is in effect or which may come into effect after the Effective Date and which affects the Customer's internal corporate network, local area network(s) or intranet, or the use of the Concentric RemoteLink/TM/ service in conjunction therewith, or which has a material effect on any provision of this Agreement. Customer will provide Concentric with the assurances and official documents that Concentric periodically may request to verify Customer's compliance with this Section.

          7.3 Customer represents and warrants that no consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery and performance of this Agreement.

          7.4 THE WARRANTY SET FORTH IN SECTION 7.1 IS THE SOLE AND EXCLUSIVE WARRANTY MADE BY CONCENTRIC. CONCENTRIC MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONCENTRIC NETWORK, CONCENTRIC REMOTELINK, CONCENTRICVIEW AND THE CITYFIND SOFTWARE OR ANY RELATED NETWORK OR INTERNET SERVICES OR SOFTWARE. CONCENTRIC EXPRESSLY DISCLAIMS ANY: (a) WARRANTY OF DESIGN, MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF CONCENTRIC HAS BEEN INFORMED OF SUCH PURPOSE;

          OR (b) WARRANTY THAT THE CONCENTRIC NETWORK, CONCENTRIC REMOTELINK, CONCENTRICVIEW, AND THE CITYFIND SOFTWARE OR ANY RELATED NETWORK OR INTERNET SERVICES OR SOFTWARE WILL BE ERROR-FREE, SECURE OR WITHOUT INTERRUPTION AND ALL LIABILITY ON ACCOUNT THEREOF.

8.0       LIMITATION OF LIABILITY.

          Except for a breach of Section 3.4, 9 or obligations arising under 11.5, in no event shall a party shall be liable for special, incidental, consequential or punitive damages of any nature, for any reason, including without limitation any termination of this Agreement, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability) or otherwise, even if a party has been warned of the possibility of such damages, and notwithstanding any failure of essential purpose of any limited remedy. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CONCENTRIC'S ENTIRE LIABILITY TO CUSTOMER CONCERNING PERFORMANCE OR NONPERFORMANCE BY CONCENTRIC OR IN ANY WAY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND REGARDLESS OF WHETHER A CLAIM IS BASED IN CONTRACT, NEGLIGENCE OR IN TORT, SHALL NOT EXCEED THE AMOUNT RECEIVED BY CONCENTRIC FROM CUSTOMER DURING THE PREVIOUS TWELVE (12) MONTHS.

9.0       CONFIDENTIAL INFORMATION

          Each party agrees to maintain all Confidential Information in confidence to the same extent that it protects its own similar Confidential Information and to use such Confidential Information only as permitted under this Agreement. For purposes of this Agreement "Confidential Information" shall mean information including, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information marked "Confidential", or if disclosed verbally, is identified as confidential at the time of disclosure and reduced to a confidential writing within thirty (30) days after such disclosure. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information including, without limitations disclosing Confidential Information only to its employees: (a) with a need to know to further permitted uses of such information; (b) who are parties to appropriate agreements sufficient to comply with this
          Section 9; and (c) who are informed of the nondisclosure/ non-use obligations imposed by this Section 9; and both parties shall take appropriate steps to implement and enforce such non-disclosure/non-use obligations. The foregoing restrictions on disclosure and use shall survive for three (3) years following termination of this Agreement but shall not apply with respect to any

          Confidential Information which: (i) was or becomes publicly known through no fault of the receiving party; (ii) was rightfully known or becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party; (iii) is independently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; (iv) is approved by the disclosing party for disclosure without restriction in a written document which is signed by a duly authorized officer of such disclosing party; and (v) the receiving party is legally compelled to disclose; provided, however, that prior to any such compelled disclosure, the receiving party will:
          (d) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure; and (e) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, the receiving party will be entitled to disclose the Confidential Information, but only as, and to the extent, necessary to legally comply with such compelled disclosure. Each of the parties hereto agrees not to disclose to any third party the terms of this Agreement without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

10.0      TERM AND TERMINATION

          10.1 The term of this Agreement shall commence on the Effective Date and continue until the term elected by Customer as set forth in Exhibit C. At the expiration of this initial term, this Agreement shall automatically renew for a term of one (1) year subject to Customer's acceptance of Concentric's then current Fees, unless notice of non-renewal is sent by either party no less than ninety (90) days before expiration of the term.

          10.2 Concentric may terminate this Agreement upon written notice: (a) for any material breach of this Agreement, which Customer fails to cure within thirty (30) days following written notice by Concentric of such breach; or (b) upon Customer's insolvency or liquidation as a result of which Customer ceases to do business for a continuous period of at least three (3) months. Customer may terminate this Agreement upon written notice: (a) for any material breach of this Agreement which Concentric fails to cure within thirty (30) days following written notice by Customer of such breach; or (b) upon Concentric's insolvency or liquidation as a result of which Concentric ceases to do business for a continuous period of at least three (3) months.

          10.3 Notwithstanding the expiration or termination of this Agreement, or anything to the contrary set forth herein, all TCP/IP addresses that are part of the Concentric Network remain the sole and exclusive property of Concentric.

11.0      OTHER PROVISIONS

          11.1 NON-ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Notwithstanding the above, this Agreement may not be assigned in whole or in part by a party, without the written consent of the other party, which shall not be unreasonably withheld. Any assignment in violation of this paragraph shall be null and void.

          11.2 INDEPENDENT CONTRACTORS. The parties shall have the status of independent contractors, and nothing in this Agreement shall be deemed to place the parties in the relationship of employer-employee, principal-agent, or partners or in a joint venture.

          11.3 NON-WAIVER. Failure of either party to enforce any of its rights hereunder shall not be deemed to constitute a waiver of its future enforcement of such rights or any other rights.

          11.4 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal, or unenforceable under present or future laws, such item shall be struck from the Agreement; however, such invalidity or enforceability shall not affect the remaining provisions or conditions of this Agreement. The parties shall remain legally bound by the remaining terms of this Agreement, and shall strive to reform the Agreement in a manner consistent with the original intent of the parties.

          11.5 CONTENT AND BREACH OF 3RD PARTY AGREEMENT INDEMNITY. Customer agrees to indemnify, hold harmless and upon request, defend Concentric, from and against any and all claims, liability, losses, damages, expenses and costs (including attorneys' fees) arising out of or in connection with: (a) information or content provided, accessed or made available by Customer on the Concentric Network; and; (b) any breach of any agreement for software, hardware or other products from third parties provided by Concentric hereunder.

          11.6 FORCE MAJEURE. Either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, war or other unanticipated occurrences or problems, and governmental requirements. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

          11.7 GOVERNING LAW. This Agreement shall be deemed to have been made in the State of California, and the provisions and conditions of this Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California, without regard to conflict of laws provisions.

          11.8 ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled by binding arbitration in San Jose, California under the Rules of Arbitration of the American Arbitration Association by an arbitrator appointed in accordance with those rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for equitable relief without breach of this arbitration provision.

          11.9 INTEGRATION. This Agreement expresses the complete and final understanding of the parties with respect to the subject matter hereof, and supersedes all prior communications between the parties, whether written or oral with respect to the subject matter hereof. No modification of this Agreement shall be binding upon the parties hereto, unless evidenced by a writing duly signed by authorized representatives of the respective parties hereto.

          11.10 NOTICES. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (such as DHL) at the address of each party below, or to such other address as either party may from time to time substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.



          If to Concentric:                     If to Customer:

          RemoteLink Programs Manager
          Concentric Network Corporation
          10590 N. Tantau Ave.
          Cupertino, CA 95014
          408 342 2800

          AGREED AND ACCEPTED:


Concentric Network Corporation ("Concentric")                       ("Customer")
                                                -------------------

By:                                             By:
    -----------------------------                   ----------------------------
      (Authorized Signature)                            (Authorized Signature)

Name:                                           Name:
     ----------------------------                     --------------------------

Title:                                          Title:
      ---------------------------                      -------------------------

Date:                                           Date:
      ---------------------------                      -------------------------



                              IMPLEMENTATION PLAN

__________      ORDER DAF

__________      ORDER RADIUS SERVER & SOFTWARE

__________      IDENTIFY IP ADDRESS RANGE

__________      PROVIDE CITYFIND SOFTWARE

__________      DELIVER ONE DAY FIRST TIER TRAINING SESSION FOR CUSTOMER (IF CUSTOMER PERFORMING FIRST TIER SUPPORT

__________      CONFIGURE CONCENTRIC ROUTER INTERFACE

__________      CONFIGURE TUNNEL MANAGEMENT SERVER WITH CUSTOMER INFORMATION

__________      DELIVER END USER DOCUMENTATION

__________      SET UP CUSTOMER ACCESS TO FRONTLINE SUPPORT TOOL (IF CUSTOMER TO PERFORM FIRST TIER SUPPORT)

__________      INSTALL CONCENTRICVIEW

__________      TURN UP SERVICE, TEST CONNECTIONS


                              CUSTOMER SELECTIONS


THE CONTRACT TERM SELECTED IS:__________.

THE SUPPORT OPTION SELECTED IS:

SECOND TIER SUPPORT ONLY:         ________________

FIRST TIER SUPPORT, 1 MINUTE ASA: ________________

FIRST TIER SUPPORT, 3 MINUTE ASA: ________________

FIRST TIER SUPPORT, __________ SHIFT SEATS, TO BE STAFFED DURING THE HOURS OF:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DAF CONNECTION TYPE DESIRED:    _________________________

DAF ONE TIME CHARGES:           _________________________

DAF MONTHLY CHARGES:            _________________________

DAF INSTALLATION CHARGES:       $3,000

ONE TIME OPTIONS DESIRED:

NT SERVER:        _______       RADIUS SOFTWARE:  ______

ROUTER:           _______       CSU:              ______

ON SITE INSTALL SUPPORT &
NETWORK MANAGEMENT TRAINING:  _________________________

END USER TRAINING COURSE:     _________________________

HELP DESK TRAINING COURSE:    _________________________

INITIALS, CONCENTRIC:_________________          CUSTOMER:____________________

                        SPECIFICATIONS FOR RADIUS SERVER

RADIUS SERVER SOFTWARE, IF PROVIDED BY THE CUSTOMER, SHALL CONFORM TO THE CURRENT IETF SPECIFICATION, RFC 2058.

                                   EXHIBIT C
                            CNC TRADEMARK GUIDELINES


                        To Be Determined within 15 days

                                       37